Exhibit 99.1

Contact:	Michael Catalano	Michael W. Taylor
	Chairman, President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer
	(615) 373-3100	(615) 373-3100
AMERICA SERVICE GROUP INC. UPDATES
2006 GUIDANCE AND PROVIDES INITIAL 2007 GUIDANCE
BRENTWOOD, Tennessee, (December 11, 2006) — America Service Group Inc. (NASDAQ:ASGR) announced today updated guidance for estimated full-year 2006 results and provided initial guidance for estimated full-year 2007 results.
Commenting on today’s announcement, Michael Catalano, chairman, president and chief executive officer of America Service Group, said, “The Company expects stronger, more consistent performance from its contract portfolio in 2007. The Company’s strategy for growth focuses on improving the clinical quality and operational efficiency of our services with the integration of enhanced technological systems into our standard operating procedures. As contract performance improves, extensive resources will be devoted to support clinical and operational initiatives necessary to differentiate our services in the market and best serve the longer-term interests of the Company, its clients and patients.”
The Company’s guidance for estimated full-year 2006 and 2007 results (adjusted for items discussed in the footnotes) is summarized below:

	Estimated	Estimated
	Full-Year	Full-Year
	2006 Results	2007 Results
Total Revenues (1)	$640 -- 650 million	$570 -- 580 million
Adjusted Total Gross Margin (2)	$36.6 million	$44.7 million
Adjusted selling, general and administrative expenses (3)	$21.1 million	$25.2 million
Depreciation, amortization and interest expense (1)	$6.5 million	$5.5 million
Adjusted pre-tax income (4)	$9.0 million	$14.0 million
Estimated effective tax rate on adjusted pre-tax income	41%	41%
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105 Westpark Drive      -      Suite 200      -      Brentwood, TN 37027      -      615-373-3100      -      Fax 615-376-9862

ASGR Updates 2006 Guidance and Provides Initial 2007 Guidance

December 11, 2006

Adjusted net income (4)	$5.3 million	$8.2 million
Weighted average common shares outstanding — diluted	10.6 million	9.5 million
Adjusted net income per common share — diluted (4)	$0.50	$0.86
(1) From continuing and discontinued contracts.

(2) From continuing and discontinued contracts and excluding estimated share-based compensation expense allocated to healthcare expenses of $0.4 million in 2006 and $0.4 million in 2007.

(3) Excluding estimated share-based compensation expense allocated to selling, general and administrative expenses of $3.8 million in 2006 and $3.5 million in 2007.

(4) From continuing and discontinued contracts and excluding estimated pre-tax share-based compensation expense of $4.2 million in 2006 and $3.9 million in 2007 and estimated pre-tax Audit Committee investigation and related expenses of $5.3 million in 2006 and $0 in 2007.
The Company has reduced its prior guidance for estimated full-year 2006 results primarily as a result of the Florida Department of Corrections previously disclosed decision to reject all bids to provide comprehensive healthcare services in its Region IV. The Company’s revised guidance for full-year 2006 results also reflects recently identified expected increases in certain other expenses such as professional liability expense.
Consistent with past practice, the Company’s guidance for estimated full-year 2006 and estimated full-year 2007 results does not consider the impact of any potential new business, including its pending bid to provide medical services to the Vermont Department of Corrections commencing January 28, 2007.
America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates. More information about America Service Group can be found on the Company’s website at www.asgr.com or at www.prisonhealthmedia.com.
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.
The most directly comparable GAAP measures for the guidance provided by the Company are: Healthcare Revenues; Gross Margin; Income from Continuing Operations Before Income Taxes; Depreciation and Amortization; and Interest, each of which will only include results from continuing contracts. Because it is not possible to reliably forecast discontinued operations, reconciliation of the Company’s guidance to the most directly comparable GAAP measure cannot be estimated on a forward-looking basis.

ASGR Updates 2006 Guidance and Provides Initial 2007 Guidance

December 11, 2006
Cautionary Statement
This press release contains “forward-looking” statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company’s or management’s beliefs and expectations, constitute forward-looking statements and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the risk that government entities (including the Company’s government customers) may bring enforcement actions against, seek additional refunds from, or impose penalties on, the Company or its subsidiaries as a result of the matters recently investigated by the Audit Committee or the previous restatement of the Company’s financial results;
•	the risks arising from shareholder litigation as a result of the matters recently investigated by the Audit Committee or the previous restatement of the Company’s financial results;
•	risks associated with the possibility that we may be unable to satisfy covenants under our credit facility;
•	risks arising from potential weaknesses or deficiencies in our internal control over financial reporting;
•	risks arising from the possibility that we may be unable to collect accounts receivable;
•	the Company’s ability to retain existing client contracts and obtain new contracts;
•	whether or not government agencies continue to privatize correctional healthcare services;
•	the possible effect of adverse publicity on the Company’s business;
•	increased competition for new contracts and renewals of existing contracts;
•	the Company’s ability to execute its expansion strategies;
•	the Company’s ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage;
•	the outcome or adverse development of pending litigation, including professional liability litigation;
•	risks arising from the possibility of continued financial underperformance by Secure Pharmacy Plus;
•	the Company’s dependence on key personnel; and
•	the Company’s determination whether to repurchase shares under its stock repurchase program.
A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.
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